Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference into or inclusion of information in this Registration Statement on Form S-8 of Crescent Energy Company (the “Company”) and any amendments thereto (the “Registration Statement”) of our firm’s audit letter dated January 14, 2022, and reserves report dated January 17, 2022, respectively, each prepared for the Company as of December 31, 2021. We hereby further consent to all references to our firm or such letters included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

November 10, 2023